UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

InfoSonics Corporation
(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-0599368
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5880 Pacific Center Blvd. San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.001 par value	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of Class)

Item 1.        Description of Registrant’s Securities to be Registered

                    Except as otherwise supplemented below, the description of the common stock (“Common Stock”) of InfoSonics Corporation (the “Company”) being registered as set forth under the caption “Description of Capital Stock” in the prospectus contained in the Company’s Registration Statement on Form S-1, file no. 333-112339, as originally filed with the Securities and Exchange Commission (“SEC”) on January 30, 2004, and as subsequently amended (the “S-1 Registration Statement”), is incorporated herein by reference.

                    In addition to the information contained in the S-1 Registration Statement, the Company has outstanding warrants to purchase an aggregate of (1) 660,000 shares of Common Stock at an exercise price of $9.19 per share, exercisable between August 2, 2006 and February 2, 2010; and (2) 57,200 shares of Common Stock (of which 44,000 shares have an exercise price of $6.88 per share and 13,200 have an exercise price of $9.65 per share); such warrants having a term of three years.   Information regarding the foregoing warrants is incorporated herein by reference to the Company’s Current Report on Form 8-K dated February 1, 2006, as filed with the SEC on February 2, 2006.

                    On May 31, 2006, the Company declared a 2 for 1 split of its Common Stock, in the form of a 100% stock dividend to holders of record of the Common Stock as of June 9, 2006. As a result of the stock dividend, the Company’s shareholders received one additional share of Common Stock for every one share they held as of the distribution date on June 19, 2006. The warrant shares and prices set forth above have been adjusted to reflect the stock dividend.

                    Information regarding outstanding stock options and stock option plans is incorporated herein by reference to the Company’s Registration Statement on Form S-8, file no. 333-129777, as filed with the SEC on November 17, 2005 and as amended on June 12, 2006, and the Company’s Registration Statement on Form S-8, file no. 333-134944, as filed with the SEC on June 12, 2006.

Item 2.        Exhibits

Not applicable.

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

INFOSONICS CORPORATION

	By:	/s/ Joseph Ram
Name: Joseph Ram
Title: President and Chief Executive Officer
Dated: August 2, 2006